CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference, in the registration statement on Form S-3/A dated March 15, 2019 of The Alkaline Water Company Inc., of our report dated June 29, 2018 on our audit of the financial statements of The Alkaline Water Company Inc. as of March 31, 2018 and 2017, and the reference to us under the caption “Experts and Counsel.”

/s/ AMC Auditing

AMC Auditing
Las Vegas, Nevada
March 15, 2019